ROBIN WAGNER
                                                                  Vice President
                                                                     and Counsel
                                                                  (212) 314-3962
                                                             Fax: (212) 707-7785


[EQUITABLE-AXA LOGO]
                                                                  LAW DEPARTMENT


                                                                  April 10, 2002
VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re: The Equitable Life Assurance Society of the United States File No. 333-73121
                  ----------------------------------------------------------


Ladies and Gentlemen:

       The Equitable Life Assurance Society of the United States requests the withdrawal of its 485BPOS submission made on Form N-4, on April 5, 2002, accession number 0000771726-02-000092.

                                              Very truly yours,


                                              /s/ Robin Wagner
                                              ------------------
                                                  Robin Wagner






            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
              1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104